Sophiris Bio Reports Fourth Quarter and Full Year 2013 Financial Results and Key Operational
Highlights

San Diego and Vancouver, British Columbia, March 13, 2014 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of benign prostatic hyperplasia (BPH) or enlarged prostate, today announced financial results and recent key operational highlights for the three months and full year ended December 31, 2013.

Key Operational Highlights

•	On October 28, 2013, the Company announced that enrollment had begun and the first patients had been dosed in a Phase 3 clinical trial of PRX302 (topsalysin) as a treatment for lower urinary tract symptoms of BPH. The Phase 3 international, multi-center trial, called the PLUS 1 study, will enroll approximately 440 patients. The randomized, double-blind and vehicle-controlled trial will assess the safety and efficacy of a single intraprostatic treatment of PRX302 (0.6 µg/g prostate). The primary endpoint is the International Prostate Symptom Score (IPSS) total score change from baseline over 52 weeks. Secondary endpoints include Qmax (maximum urine flow rate) change from baseline over 52 weeks.

•	On July 16, 2013, the Company received a formal waiver from the Food and Drug Administration that the Company will not be required to complete a separate thorough QT study as part of our clinical development plan.

•	On August 23, 2013, the Company announced that it had closed its initial U.S. public offering. Under the offering, the Company issued 13,000,000 common shares at a price of $5.00 per share for aggregate gross proceeds of $65 million. Following the U.S. public offering, the Company decided to voluntarily delist from the Toronto Stock Exchange, which was effective in November 2013.

•	During the first quarter of 2013, the Company recognized revenue of $5.0 million associated with a non-refundable milestone payment due upon the achievement of certain development activities due in connection with its licensing agreement for PRX302 with Kissei Pharmaceutical Co., Ltd. The Company received payment for this milestone in April 2013.

“2013 was an important year for positioning Sophiris to access the capital required to further the clinical development of PRX302 as a treatment for the symptoms of BPH,” stated Randall Woods, president and CEO of Sophiris Bio. “After raising $65 million in an initial U.S. public offering in August 2013, we quickly executed on our plan for creating shareholder value by initiating our first Phase 3 clinical trial of PRX302. We believe that we are on-track to complete enrollment in the second half of 2014.”

Financial Results

At December 31, 2013, Sophiris had cash, cash equivalents and securities available-for-sale of $48.1 million and working capital of $41.3 million. The Company expects that current cash, cash equivalents and securities available-for-sale as of December 31, 2013 will be sufficient to fund operations for at least the next 12 months.

For the Fourth Quarter Ended December 31, 2013

The Company reported a net loss of $5.4 million ($0.34 per share) for the three months ended December 31, 2013 compared to a net loss of $5.3 million ($1.69 per share) for the three months ended December 31, 2012.

Research and development expenses

Research and development expenses were $4.1 million for the three months ended December 31, 2013 compared to $3.3 million for the three months ended December 31, 2012. The increase in research and development costs was attributable to an increase in the costs associated with the Company’s first Phase 3 clinical trial and an increase in personnel costs.

General and administrative expenses

General and administrative expenses were $1.5 million for the three months ended December 31, 2013 compared to $1.3 million for the three months ended December 31, 2012. This increase was due to an increase in personnel costs, an increase in stock-compensation expense and an increase in directors and officers liability insurance. These increases were offset by decreases in accounting and tax professional fees.

Interest income (expense), net

Interest expense, net was $0.2 million for the three months ended December 31, 2013 compared to $0.4 million in the same period in 2012. This decrease was due to a reduction in interest expense related to the Company’s promissory notes with Oxford Finance.

Gain on revaluation of warrant liability

Gain on revaluation of warrant liability was $0.5 million for the three months ended December 31, 2013. The Company recognized a $0.5 million non-cash gain for the change in the fair value of the Company’s warrant liability.

Other income (expense), net

Other expense, net was $49,000 for the three months ended December 31, 2013 compared to $0.2 million for the three months ended December 31, 2012. These amounts primarily relate to foreign exchange losses from foreign currency transactions.

For the Year Ended December 31, 2013

The Company reported a net loss of $11.1 million ($1.39 per share) for the year ended December 31, 2013 compared to a net loss of $21.2 million ($6.94 per share) for the year ended December 31, 2012.

License revenue

During the year ended December 31, 2013, the Company recorded as revenue a $5.0 million non-refundable milestone payment due from Kissei upon its achievement of certain development activities.

Research and development expenses

Research and development expenses were $10.3 million in the year ended December 31, 2013 compared to $13.5 million in the year ended December 31, 2012. The decrease in research and development costs was attributable to a decrease in the costs associated with the Company’s non-clinical activities, specifically a repeat dose monkey study and a rat fertility study both of which were completed in 2012, a decrease in the costs associated with the transfer and scale-up of manufacturing activities for PRX302, and a decrease in costs associated with the Company’s completed Phase 1/2 transrectal clinical trial. Offsetting these decreases was an increase in costs associated with the Company’s first Phase 3 clinical trial.

General and administrative expenses

General and administrative expenses were $4.5 million in the year ended December 31, 2013 compared to $5.7 million for the year ended December 31, 2012. The decrease was primarily due to a decrease in market research costs.

Interest income (expense), net

Interest expense, net was $1.3 million in the year ended December 31, 2013, compared to $1.9 million in the same period in 2012. This decrease was due to a reduction in interest expense related to the Company’s promissory notes with Oxford Finance.

Gain on revaluation of warrant liability

Gain on revaluation of warrant liability was $0.7 million as of December 31, 2013. The non-cash gain was associated with the change in the fair value of the Company’s warrant liability.

Other income (expense), net

Other expense, net was $0.2 million for the year ended December 31, 2013 compared to $0.1 million for the year ended December 31, 2012. These amounts primarily relate to foreign exchange losses from foreign currency transactions.

Income tax expense

The milestone payment from Kissei was subject to a 10 percent Japanese withholding tax. As a result the Company recorded an income tax expense of $0.5 million for the year ended December 31, 2013.

For complete financial results, please see the Company’s website at www.sophiris.com.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of BPH, which it believes is an unsatisfied market with significant market potential. Sophiris’ lead candidate for BPH, PRX302, is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Sophiris initiated its first Phase 3 clinical trial of PRX302 in October 2013. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quote of our President and CEO and any expectations relating to our Phase 3 trial of PRX302 or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial enrollment and results, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover
Chief Financial Officer
(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark Canale Communications Corporate Communications and IR (619) 849-6005 jason@canalecomm.com	Michael Moore Equicom Group Investor Relations 858-886-7813 mmoore@tmxequicom.com

Source: Sophiris Bio Inc.

Sophiris Bio Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$14,839	$9,721
Securities available-for-sale	33,310	—
Other receivables	48	71
Deferred financing costs	—	937
Prepaid expenses	3,598	593

Total current assets	51,795	11,322
Property and equipment, net	78	163
Other long-term assets	19	44

Total assets	$51,892	$11,529

Liabilities and shareholders’ equity (deficit):
Current liabilities:
Accounts payable	$1,470	$1,774
Accrued expenses	2,181	2,839
Current portion of promissory notes	6,877	5,895

Total current liabilities	10,528	10,508
Long-term promissory notes, less current portion	—	6,126
Warrant liability	883	—
Stock-based compensation liability	202	—

Total liabilities	11,613	16,634
Commitments and contingencies
Shareholders’ equity (deficit):
Common shares, unlimited authorized shares, no par	111,204	54,215
value; 16,149,871 and 3,149,871 shares issued and outstanding at December 31, 2013 and 2012, respectively
Common share purchase warrants	—	6,045
Contributed surplus	13,824	8,379
Accumulated other comprehensive (loss) gain	98	(46)
Deficit accumulated during development stage	(84,847)	(73,698)

Total shareholders’ equity (deficit)	40,279	(5,105)

Total liabilities and shareholders’ equity (deficit)	$51,892	$11,529

Sophiris Bio Inc.
(A Development Stage Company)
Consolidated Statement of Operations and Comprehensive Loss
(in thousands, expect per share amounts)
(unaudited)

							Cumulative period
							from January 11,
							2002 (date of
	Three Months Ended				Year Ended		inception) to
	December 31,				December 31,		December 31,
	2013		2012		2013	2012	2013
Revenues:
License revenue		$—		$—	$5,000	$—	$8,000
Operating expenses:
Research and development		4,136		3,329	10,279	13,523	59,924
General and administrative		1,502		1,343	4,511	5,685	28,989

Total operating expenses		5,638		4,672	14,790	19,208	88,913

Other income (expense):
Interest income (expense), net		(244)		(430)	(1,308)	(1,880)	(3,221)
Gain on revaluation of warrant liability		493		—	689	—	689
Other income (expense), net		(49)		(228)	(240)	(106)	(587)

Total other income (expense)		200		(658)	(859)	(1,986)	(3,119)

Net loss before income taxes		(5,438)		(5,330)	(10,649)	(21,194)	(84,032)
Income tax expense		—		—	(500)	—	(815)

Net loss		$(5,438)		$(5,330)	$(11,149)	(21,194)	$(84,847)

	$		$
Basic and diluted loss per share		(0.34)		(1.69)	$(1.39)	$(6.94)

Weighted average number of outstanding shares – basic and diluted		16,150		3,150	8,029	3,054

Other comprehensive income (loss) Foreign currency translation adjustment		—		23	145	131	99
Unrealized loss on securities available-for sale		(1)		—	(1)	—	(1)

Total comprehensive loss		$(5,439)		$(5,307)	$(11,005)	$(21,063)	$(84,749)

Sophiris Bio Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

			Cumulative Period
			From January 11,
			2002 (date of
	Year Ended		inception) to
	December 31,		December 31,
	2013	2012	2013
Cash flows used in operating activities
Net loss for the period	$(11,149)	$(21,194)	$(84,847)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock-based compensation	1,174	676	5,511
Accretion of debt discount	380	509	1,110
Depreciation of property and equipment	84	82	607
Amortization of intangible assets	—	149	1,205
Amortization of promissory note issuance costs	108	155	331
Amortization of discount on available-for-sale securities	9	—	9
Impairment loss	—	176	176
Change in fair value warrant liability	(689)	—	(689)
Foreign exchange transaction (gain) loss	229	(148)	(1,438)
Loss on disposal of assets	2	1	27
Other	—	—	182
Changes in operating assets and liabilities:
Other receivables	23	172	9
Prepaid expenses	(3,112)	(162)	(3,916)
Other long-term assets	25	(15)	(19)
Accounts payable	(305)	(1,006)	984
Accrued expenses	15	1,769	2,333

Net cash used in operating activities	(13,206)	(18,836)	(78,425)

Cash flows used in investing activities
Purchases of property and equipment	(3)	(26)	(725)
Proceeds from the disposal of property and equipment	1	—	13
Acquisition of intangible assets	—	—	(1,372)
Maturity of marketable securities	—	—	1,112
Purchases of securities available-for-sale	(33,320)	—	(34,433)

Net cash used in investing activities	(33,322)	(26)	(35,405)

Cash flows from financing activities
Issuance of common shares from private placement, net of issuance cost	—	8,285	50,179
Issuance of common shares from public offering, net of issuance cost	57,253	(211)	60,070
Issuance of preferred shares, net of issuance cost	—	—	465
Cash acquired on reverse acquisition	—	—	818
Issuance of common shares on exercise of warrants	—	—	8,702
Issuance of common shares on exercise of stock options	—	—	514
Cash received from the issuance of promissory notes	—	—	15,000
Principal payments on notes payable	(5,524)	(3,190)	(8,714)
Increase in lease obligations	—	—	120
Capital lease payments	—	—	(120)
Other	—	—	4
Net cash provided by financing activities	51,729	4,884	127,038

Effect of exchange rate changes on cash and cash equivalents	(83)	289	1,631
Net increase (decrease) in cash and cash equivalents	5,118	(13,689)	14,839
Cash and cash equivalents at beginning of period	9,721	23,410	—

Cash and cash equivalents at end of period	$14,839	$9,721	$14,839